Filed Pursuant to Rule 424(b)(5)
Registration No. 333-275002
PROSPECTUS SUPPLEMENT
(To Prospectus dated November 3, 2023)

Up to $8,626,564

American Depositary Shares

This prospectus supplement amends and supplements the information in the prospectus supplement, dated November 3, 2023, filed as a part of our registration statement on Form F-3 (File No. 333-275002), or the Prior Prospectus. This prospectus supplement should be read in conjunction with the Prior Prospectus, and is qualified by reference thereto, except to the extent that the information herein amends or supersedes the information contained in the Prior Prospectus. This prospectus supplement is not complete without, and may only be delivered or utilized in connection with, the Prior Prospectus, and any future amendments or supplements thereto.

We filed the Prior Prospectus to register the offer and sale of our American Depositary Shares, each representing twenty (20) ordinary shares, no par value, of the Company, or the ADSs, from time to time pursuant to the terms of that certain that sales agreement, dated October 16, 2023, with Roth Capital Partners, LLC, or Roth, acting as the agent, and us, or the Sales Agreement.

We are filing this prospectus supplement to amend the Prior Prospectus to update the amount of shares we are eligible to sell under General Instruction I.B.5 of Form F-3. As a result of these limitations and the current public float of our ADSs, and in accordance with the terms of the Sales Agreement, we may offer and sell shares of our ADSs having an aggregate offering price of up to $8,626,564 from time to time through Roth, which does not include the ADSs having an aggregate sales price of $2,563,451 that were sold pursuant to the Prior Prospectus to date.

As of November 14, 2024, the aggregate market value of our outstanding ADSs held by non-affiliates, or the public float, was $33,570,046, which was calculated based on 18,145,971 ADSs outstanding as held by non-affiliates at a price of $1.85 per share, based on the highest closing sale price of our ADSs on the Nasdaq Capital Market during the 60 day period prior to November 14, 2024. During the 12 calendar months prior to, and including, the date of this prospectus, we sold securities with an aggregate market value of $2,563,451 pursuant to General Instruction I.B.5 of Form F-3.

Our ADSs are listed on the Nasdaq Capital Market under the symbol “CMMB.” On November 14, 2024, the last reported sale price of our ADSs on the Nasdaq Capital Market was $1.74 per ADS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS SUPPLEMENT AND THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

Roth Capital Partners

The date of this prospectus supplement is November 15, 2024